UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2024

FRESHWORKS INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40806	33-1218825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2950 S. Delaware Street, Suite 201
San Mateo, CA 94403
(Address of Principal Executive Offices, Including Zip Code)
(650) 513-0514
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	FRSH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 13, 2024, the Board of Directors (the “Board”) of Freshworks Inc. (the “Company”), on the recommendation of the Compensation Committee of the Board (the “Committee”), approved: (i) the cancellation of the outstanding CEO PRSU award (as defined below) previously granted to Rathna Girish Mathrubootham, the Company’s Chief Executive Officer, effective March 1, 2024, and the grant of an annual long-term equity incentive award to Mr. Mathrubootham, effective March 1, 2024; and (ii) the grants of annual long-term equity incentive awards to Dennis Woodside, the Company’s President, Tyler Sloat, the Company’s Chief Financial Officer and Srinivasagopalan Ramamurthy, the Company’s Chief Product Officer, and the grant of a special refresh equity incentive award to Mr. Sloat, in each case effective March 1, 2024.
Long-Term Equity Incentive Compensation – Chief Executive Officer
The Board approved the cancellation, effective March 1, 2024, of Mr. Mathrubootham’s outstanding CEO PRSU award (as defined below) and the grant, effective March 1, 2024, to Mr. Mathrubootham of an annual long-term equity incentive award with a fair value of $19,000,000, in the form and with the vesting terms described below under “Equity Incentive Compensation – Annual Equity Incentive Awards.”
As previously disclosed, in 2021, the Board granted Mr. Mathrubootham a multi-year performance-based restricted stock unit award (the “CEO PRSU award”) in respect of 6,000,000 shares with vesting contingent upon achievement of both time- and performance-based conditions. The performance-based condition was tied to achievement of various stock price hurdle requirements. The CEO PRSU award was designed to provide multi-year retention incentives for Mr. Mathrubootham and to align achievement of business and operating objectives with long-term stockholder value creation. The Board believed that achievement of the performance targets in respect of the CEO PRSU award at or above the required stock price hurdles would result in significant value for stockholders over the performance period. In determining to cancel Mr. Mathrubootham’s CEO PRSU award and grant him an annual long-term equity incentive award in 2024, the Board and the Committee considered the fact that the long-term equity incentive program is an investment the Company has asked of its stockholders. However, the Board and the Committee also considered the fact that, as a result of macroeconomic conditions that are entirely outside the control of the Company’s leadership team, the stock price hurdles were too far ahead of the current stock price for the CEO PRSU award to have the retention value expected at the time the award was granted.
Equity Incentive Compensation – Annual Equity Incentive Awards
The Board approved the grant, effective March 1, 2024, to Messrs. Woodside, Sloat and Ramamurthy of annual long-term equity incentive awards with fair values of $15,000,000, $6,000,000 and $6,000,000, respectively, as follows:
i.Seventy percent of the value of each executive’s annual long-term equity incentive award will be granted in the form of time-based restricted stock units (“RSUs”). The RSUs vest in equal quarterly installments over four years, beginning March 1, 2024, subject to the recipient’s continued service as of each vesting date.
ii.Thirty percent of the value of each executive’s annual long-term equity incentive award will be granted in the form of performance-based RSUs (“PRSUs”). The number of PRSUs that are earned will be based on the Company’s achievement of revenue and free cash flow targets, as described below, over the performance period from January 1, 2024 through December 31, 2024 (the “performance period”). One third of the PRSUs earned, if any, will vest upon the Committee’s certification of the Company’s achievement of the revenue and free cash flow targets over the performance period and the remainder will vest in equal quarterly installments over the subsequent two years.
With respect to the PRSUs, 70% of each PRSU award will be earned based on the Company’s achievement of the revenue target and 30% of each PRSU award will be earned based on the Company’s achievement of the free cash flow target, in each case over the performance period. The actual number of PRSUs that are earned based on the Company’s achievement of the revenue target over the performance period can range from 0% of target for below threshold performance to a maximum of 200% of target for significant outperformance. The actual number of

PRSUs that are earned based on the Company’s achievement of the free cash flow target can range from 0% of target for below threshold performance to a maximum of 125% of target for significant outperformance.
Special Refresh Equity Compensation
The Board approved the grant, effective March 1, 2024, to Mr. Sloat of a special refresh equity award with a fair value of $4,000,000. The special refresh equity award is a time-based RSU award that vests in equal quarterly installments over two years from the grant date, subject to Mr. Sloat’s continued service with the Company through each vesting date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freshworks Inc.
Dated: February 16, 2024
	By:	/s/ Pamela Sergeeff
Pamela Sergeeff
Chief Legal Officer & General Counsel